FOR IMMEDIATE RELEASE

CNA FINANCIAL ANNOUNCES
Q4 2025 NET INCOME OF $1.11 PER SHARE AND CORE INCOME OF $1.16 PER SHARE
FULL YEAR 2025 NET INCOME OF $4.69 PER SHARE AND CORE INCOME OF $4.93 PER SHARE
REGULAR QUARTERLY DIVIDEND INCREASED 4% TO $0.48 PER SHARE
SPECIAL DIVIDEND OF $2.00 PER SHARE
Fourth Quarter
•Net income of $302 million versus $21 million in the prior year quarter, which included a $290 million after-tax loss from a pension settlement transaction. Core income of $317 million versus $342 million in the prior year quarter.
•P&C core income of $449 million versus $451 million, reflects lower underlying underwriting results largely offset by higher net investment income.
•Life & Group core loss of $29 million versus $18 million in the prior year quarter.
•Corporate & Other core loss of $103 million versus $91 million in the prior year quarter.
•Net investment income of $653 million, reflects a $26 million increase from fixed income securities and other investments to $576 million and a $17 million decrease from limited partnerships and common stock to $77 million.
•P&C combined ratio of 93.8%, compared with 93.1% in the prior year quarter, including 1.5 points of catastrophe loss impact compared with 1.8 points in the prior year quarter. P&C underlying combined ratio was 92.3%, compared with 91.4% in the prior year quarter. P&C underlying loss ratio was 61.9% and the expense ratio was 30.1%.
•P&C segments generated net written premium growth of 2% in the quarter. P&C renewal premium change of +4%, with written rate of +2%.
Full Year
•Record high net income of $1,278 million versus $959 million in the prior year, which included a $293 million after-tax loss from pension settlement transactions. Core income of $1,342 million, which is the best on record, versus $1,316 million in the prior year.
•P&C core income of $1,664 million versus $1,549 million, reflects improved current accident year underwriting results and higher net investment income partially offset by unfavorable net prior period development.
•Life & Group core loss of $44 million versus $23 million in the prior year.
•Corporate & Other core loss of $278 million versus $210 million in the prior year.
•Net investment income of $2,557 million, reflects a $78 million increase from fixed income securities and other investments to $2,255 million and a $18 million decrease from limited partnerships and common stock to $302 million.
•P&C combined ratio of 94.7%, compared with 94.9% in the prior year, including 2.3 points of catastrophe loss impact compared with 3.6 points in the prior year. P&C underlying combined ratio was 91.8% compared with 91.5% in the prior year. P&C underlying loss ratio was 61.7% and the expense ratio was 29.7%.
•P&C segments generated net written premium growth of 5%. P&C renewal premium change of +4%, with written rate of +3%.
Stockholders' Equity
•Book value per share of $42.93; book value per share excluding AOCI of $46.99, an 10% increase from year-end 2024 adjusting for $3.84 of dividends per share paid.
•Increased quarterly cash dividend 4% to $0.48 per share; special dividend of $2.00 per share

CHICAGO, February 9, 2026 --- CNA Financial Corporation (NYSE: CNA) today announced fourth quarter 2025 net income of $302 million, or $1.11 per share, versus $21 million, or $0.07 per share, in the prior year quarter. Net income for the prior year quarter included a $290 million after-tax loss from a pension settlement transaction. Net investment losses for the quarter were $15 million compared to $31 million in the prior year quarter. Core income for the quarter was $317 million, or $1.16 per share, versus $342 million, or $1.25 per share, in the prior year quarter.
Our Property & Casualty segments delivered core income of $449 million for the fourth quarter of 2025, a decrease of $2 million compared to the prior year quarter reflecting lower underlying underwriting results largely offset by higher net investment income. P&C segments generated net written premium growth of 2%, due to renewal premium change of +4% and written rate of +2%.
Our Life & Group segment produced a core loss of $29 million for the fourth quarter of 2025 versus $18 million in the prior year quarter. Our Corporate & Other segment reported a core loss of $103 million for the fourth quarter of 2025 versus $91 million in the prior year quarter.
Net income for the full year 2025 was $1,278 million, or $4.69 per share, versus $959 million, or $3.52 per share, in the prior year. Net income for the prior year included a $293 million after-tax loss from pension settlement transactions. Net investment losses were $64 million for the full year 2025 and 2024. Core income for the full year 2025 was $1,342 million, or $4.93 per share, versus $1,316 million, or $4.83 per share, in the prior year.
Our Property & Casualty segments recorded core income of $1,664 million for the full year 2025, an increase of $115 million compared to the prior year attributed to improved current accident year underwriting results and higher net investment income partially offset by unfavorable net prior period development in the current year compared to favorable net prior period development in the prior year. P&C segments generated net written premium growth of 5%, due to renewal premium change of +4% and written rate of +3%.
Our Life & Group segment reported a core loss of $44 million for the full year 2025 versus $23 million in the prior year. Our Corporate & Other segment produced a core loss of $278 million for the full year 2025 versus $210 million in the prior year.
CNA Financial declared a quarterly cash dividend of $0.48 per share and a special dividend of $2.00 per share, payable March 12, 2026 to stockholders of record on February 23, 2026.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions, except per share data)	2025	2024	2025	2024
Net income	$302	$21	$1,278	$959
Core income (a)	317	342	1,342	1,316

Net income per diluted share	$1.11	$0.07	$4.69	$3.52
Core income per diluted share	1.16	1.25	4.93	4.83

	December 31, 2025	December 31, 2024
Book value per share	$42.93	$38.82
Book value per share excluding AOCI	46.99	46.16
(a)Management utilizes the core income (loss) financial measure to monitor the Company's operations. Please refer herein to the Reconciliation of GAAP Measures to Non-GAAP Measures section of this press release for further discussion of this non-GAAP measure.

“In the fourth quarter we produced excellent results with $317 million of core income, capping off a best on record core income of $1,342 million for the full year, which is the third consecutive year of record results. The 2025 full year core income reflects continued excellent underlying underwriting and investment results, which are both record highs, and contributed to delivering nearly $2.5 billion of cash flow from operations.
The P&C all-in combined ratio was 93.8% for the quarter and 94.7% for the full year, which include 1.5 points and 2.3 points of catastrophe losses, respectively. The full year expense ratio of 29.7% is half a point lower than 2024, reflecting ongoing expense discipline while investing in talent, technology and artificial intelligence.
Net written premiums grew 2% in the quarter and 5% for the year while new business was flat for the quarter but grew 4% for the full year with retention of 83%. We continue to lean into profitable opportunities while being highly selective in pockets where the market will not let us achieve appropriate risk-adjusted returns.
We are pleased with the fourth quarter action taken by AM Best who upgraded CNA’s financial strength rating to A+ with a stable outlook. We view AM Best’s action as recognition of our consistently strong operating performance, sophisticated risk management and the strength of our balance sheet.
Looking forward, we enter the new year with momentum and confidence in our disciplined underwriting strategies and marketplace execution backed by our superior financial strength. We feel we are well positioned as we look forward to an exciting 2026,” said Douglas M. Worman, Chairman & Chief Executive Officer of CNA Financial Corporation.

Property & Casualty Operations

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2025	2024	2025	2024
Net written premiums	$2,794	$2,752	$10,683	$10,176
NWP change (% year over year)	2%		5%
Net earned premiums	$2,692	$2,571	$10,478	$9,775
NEP change (% year over year)	5%		7%
Underwriting gain	$167	$178	$551	$496
Net investment income	$409	$400	$1,581	$1,490
Core income	$449	$451	$1,664	$1,549

Loss ratio	63.4%	62.8%	64.6%	64.3%
Less: Effect of catastrophe impacts	1.5	1.8	2.3	3.6
Less: Effect of (favorable) unfavorable development-related items	—	(0.1)	0.6	(0.2)
Underlying loss ratio	61.9%	61.1%	61.7%	60.9%

Expense ratio	30.1%	30.0%	29.7%	30.2%

Combined ratio	93.8%	93.1%	94.7%	94.9%
Underlying combined ratio	92.3%	91.4%	91.8%	91.5%
•The fourth quarter underlying combined ratio increased 0.9 points as compared with the prior year quarter. The underlying loss ratio increased 0.8 points as compared with the prior year quarter as a result of increases across each segment. The expense ratio was generally consistent with the prior year quarter as a non-recurring technology charge was largely offset by a favorable acquisition ratio and net earned premium growth of 5%.
•The fourth quarter combined ratio increased 0.7 points as compared with the prior year quarter. Catastrophe losses were $40 million, or 1.5 points of the loss ratio in the quarter compared with $45 million, or 1.8 points of the loss ratio, for the prior year quarter.
•For the full year, the underlying combined ratio increased 0.3 points as compared with the prior year. The underlying loss ratio increased 0.8 points compared with the prior year due to increases across each segment. The expense ratio improved 0.5 points primarily attributed to net earned premium growth of 7%.
•For the full year, the combined ratio improved 0.2 points as compared with the prior year. Catastrophe losses were $240 million, or 2.3 points of the loss ratio for the full year compared with $358 million, or 3.6 points of the loss ratio, for the prior year.  Unfavorable net prior period development increased the loss ratio by 0.6 points in the current year compared with 0.2 points of favorable development improving the loss ratio in the prior year.

Business Operating Highlights
Specialty

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2025	2024	2025	2024
Net written premiums	$914	$934	$3,515	$3,445
NWP change (% year over year)	(2)%		2%
Net earned premiums	$899	$868	$3,472	$3,361
NEP change (% year over year)	4%		3%

Underwriting gain	$9	$54	$164	$249

Loss ratio	63.6%	60.1%	61.5%	59.5%
Less: Effect of catastrophe impacts	—	—	—	—
Less: Effect of unfavorable (favorable) development-related items	3.0	—	1.1	(0.3)
Underlying loss ratio	60.6%	60.1%	60.4%	59.8%

Expense ratio	35.1%	33.4%	33.5%	32.8%

Combined ratio	99.0%	93.8%	95.3%	92.6%
Underlying combined ratio	96.0%	93.8%	94.2%	92.9%
•The fourth quarter underlying combined ratio increased 2.2 points as compared with the prior year quarter. The expense ratio increased 1.7 points as compared with the prior year quarter driven by a non-recurring technology charge. The underlying loss ratio increased 0.5 points as compared with the prior year quarter.
•The fourth quarter combined ratio increased 5.2 points as compared with the prior year quarter. Unfavorable net prior period development increased the loss ratio by 3.0 points in the current quarter as compared with no net prior period development in the prior year quarter.
•For the full year, the underlying combined ratio increased 1.3 points as compared with the prior year. The expense ratio increased 0.7 points driven by higher employee related costs and a non-recurring technology charge partially offset by net earned premium growth of 3%. The underlying loss ratio increased 0.6 points as compared with the prior year.
•For the full year, the combined ratio increased 2.7 points as compared with the prior year. Unfavorable net prior period development increased the loss ratio by 1.1 points in the current year compared with 0.3 points of favorable development improving the loss ratio in the prior year.

Commercial

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2025	2024	2025	2024
Net written premiums	$1,509	$1,452	$5,821	$5,469
NWP change (% year over year)	4%		6%
Net earned premiums	$1,460	$1,384	$5,695	$5,158
NEP change (% year over year)	5%		10%

Underwriting gain	$109	$106	$272	$171

Loss ratio	65.7%	64.8%	67.9%	68.3%
Less: Effect of catastrophe impacts	2.4	2.3	3.8	6.2
Less: Effect of (favorable) unfavorable development-related items	(0.1)	—	0.9	(0.1)
Underlying loss ratio	63.4%	62.5%	63.2%	62.2%

Expense ratio	26.4%	27.0%	26.8%	27.9%

Combined ratio	92.5%	92.3%	95.2%	96.7%
Underlying combined ratio	90.2%	90.0%	90.5%	90.6%
•The fourth quarter underlying combined ratio increased 0.2 points as compared with the prior year quarter. The underlying loss ratio increased 0.9 points compared with the prior year quarter attributed to social inflation impacted lines. The expense ratio improved 0.6 points primarily attributed to a favorable acquisition ratio and net earned premium growth of 5%.
•The fourth quarter combined ratio increased 0.2 points as compared with the prior year quarter. Catastrophe losses were $35 million, or 2.4 points of the loss ratio in the quarter compared with $33 million, or 2.3 points of the loss ratio, for the prior year quarter.
•For the full year, the underlying combined ratio improved 0.1 points as compared with the prior year, and is the lowest full year on record. The expense ratio improved 1.1 points primarily attributed to net earned premium growth of 10% and a favorable acquisition ratio. The underlying loss ratio increased 1.0 point compared with the prior year attributed to social inflation impacted lines.
•For the full year, the combined ratio improved 1.5 points as compared with the prior year, and is the lowest full year on record. Catastrophe losses were $217 million, or 3.8 points of the loss ratio for the full year compared with $318 million, or 6.2 points of the loss ratio, for the prior year. Unfavorable net prior period development increased the loss ratio by 0.9 points compared with 0.1 points of favorable development improving the loss ratio in the prior year.

International

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2025	2024	2025	2024
Net written premiums	$371	$366	$1,347	$1,262
NWP change (% year over year)	1%		7%
Net earned premiums	$333	$319	$1,311	$1,256
NEP change (% year over year)	4%		4%

Underwriting gain	$49	$18	$115	$76

Loss ratio	52.6%	61.6%	58.4%	60.9%
Less: Effect of catastrophe impacts	1.6	3.9	1.8	3.2
Less: Effect of favorable development-related items	(7.5)	(0.4)	(1.9)	(0.4)
Underlying loss ratio	58.5%	58.1%	58.5%	58.1%

Expense ratio	32.7%	33.2%	32.8%	33.1%

Combined ratio	85.3%	94.8%	91.2%	94.0%
Underlying combined ratio	91.2%	91.3%	91.3%	91.2%
•The fourth quarter underlying combined ratio was generally consistent with the prior year quarter. The expense ratio improved 0.5 points primarily attributed to a favorable acquisition ratio and net earned premium growth of 4%. The underlying loss ratio increased 0.4 points as compared with the prior year quarter.
•The fourth quarter combined ratio improved 9.5 points as compared with the prior year quarter. Favorable net prior period development improved the loss ratio by 7.5 points in the current quarter compared with 0.4 points of improvement in the prior year quarter. Catastrophe losses were $5 million, or 1.6 points of the loss ratio in the quarter compared with $12 million, or 3.9 points of the loss ratio, for the prior year quarter.
•For the full year, the underlying combined ratio was generally consistent with the prior year. The underlying loss ratio increased 0.4 points as compared with the prior year. The expense ratio improved 0.3 points as compared with the prior year.
•For the full year, the combined ratio improved 2.8 points as compared with the prior year, and is the lowest full year on record. Favorable net prior period development improved the loss ratio by 1.9 points in the current year compared with 0.4 points of improvement in the prior year. Catastrophe losses were $23 million, or 1.8 points of the loss ratio for the full year compared with $40 million, or 3.2 points of the loss ratio, for the prior year.

Life & Group

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2025	2024	2025	2024
Net earned premiums	$105	$108	$423	$437
Claims, benefits and expenses	375	366	1,415	1,429

Net investment income	$227	$230	$914	$940
Core loss	$(29)	$(18)	$(44)	$(23)
Core loss increased $11 million for the fourth quarter of 2025 as compared with the prior year quarter primarily due to unfavorable persistency experience.
Core loss increased $21 million for the full year as compared with the prior year primarily resulting from lower net investment income from limited partnerships.
Corporate & Other

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2025	2024	2025	2024
Insurance claims and policyholders' benefits	$94	$71	$201	$106
Interest expense	36	32	135	133
Net investment income	17	14	62	67
Core loss	(103)	(91)	(278)	(210)
Core loss increased $12 million for the fourth quarter of 2025 as compared with the prior year quarter. The application of retroactive reinsurance accounting to additional cessions to the A&EP LPT in both periods resulted in after-tax non-economic charges of $67 million and $35 million in 2025 and 2024, respectively. The additional cessions in those periods were $185 million and $103 million, respectively. There was no prior period development in the current year quarter compared to a $17 million after-tax charge related to unfavorable prior period development in the prior year quarter associated with legacy mass tort.
Core loss increased $68 million for the full year as compared with the prior year. The current year includes an unfavorable non-economic impact related to the A&EP LPT. The current year also includes a $106 million after-tax charge related to unfavorable prior period development largely associated with legacy mass tort compared with a $62 million after-tax charge in the prior year.
Net Investment Income

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
	2025	2024	2025	2024
Fixed income securities and other	$576	$550	$2,255	$2,177
Limited partnership and common stock investments	77	94	302	320
Net investment income	$653	$644	$2,557	$2,497
Net investment income increased $9 million for the fourth quarter of 2025 and $60 million for the full year. The increase was driven by higher income from fixed income securities as a result of a larger invested asset base and favorable reinvestment rates partially offset by lower common stock returns.

Stockholders' Equity
Stockholders’ equity of $11.6 billion increased 11% from year-end 2024, primarily due to net income and an improvement in net unrealized investment losses partially offset by dividends paid to stockholders.
Book value per share ex AOCI of $46.99 increased 10% from year-end 2024 adjusting for $3.84 of dividends per share.
As of December 31, 2025, statutory capital and surplus for the Combined Continental Casualty Companies was $11.6 billion.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. Backed by more than 125 years of experience, CNA provides a broad range of standard and specialized insurance products and services for businesses and professionals in the U.S., Canada and Europe.  For more information, please visit CNA at cna.com.
Contacts

Media:	Analysts:
Kelly Messina | Vice President, Marketing	Ralitza K. Todorova | Vice President, Investor Relations & Rating Agencies
872-817-0350	312-822-3834
Earnings Remarks & Materials
A transcript of earnings remarks will be available on CNA's website at cna.com via the Investor Relations section. Remarks will include commentary from the Company's Chairman and Chief Executive Officer, Douglas M. Worman, and Chief Financial Officer, Scott R. Lindquist. An earnings presentation and financial supplement information related to the results will also be posted and available on the CNA website.
Definition of Reported Segments
•Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of retail and wholesale brokers, independent agencies and managing general underwriters.
•Commercial works with a network of retail and wholesale brokers and independent agents to market a broad range of property and casualty insurance products to all types of insureds targeting small business, construction, middle market and other commercial customers.
•International underwrites property and casualty coverages on a global basis through a branch operation in Canada, a European business consisting of insurance companies based in the U.K. and Luxembourg and Hardy, our Lloyd's Syndicate.
•Life & Group includes the individual and group run-off long-term care businesses as well as structured settlement obligations not funded by annuities related to certain property and casualty claimants.
•Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including asbestos and environmental pollution (A&EP), a legacy portfolio of excess workers' compensation (EWC) policies and legacy mass tort reserves.
Financial Measures
Management utilizes the following metrics in their evaluation of the Property & Casualty Operations.
These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
•Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.
•Underlying loss ratio represents the loss ratio excluding catastrophe losses and development-related items.
•Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.
•Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.
•Combined ratio is the sum of the loss ratio, the expense and the dividend ratio.
•Underlying combined ratio is the sum of the underlying loss, the expense ratio and the dividend ratio.
The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate our underwriting performance since they remove the impact of catastrophe losses, which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance. The components to reconcile the combined ratio and loss ratio to the underlying combined ratio and underlying loss ratio for Property & Casualty, Specialty, Commercial and International segments are set forth on pages 3, 4, 5 and 6, respectively.

Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.
Rate represents the average change in price on policies that renew excluding exposure change.
Exposure represents the measure of risk used in the pricing of the insurance product. The change in exposure represents the change in premium dollars on policies that renew as a result of the change in risk of the policy.
Retention represents the percentage of premium dollars renewed, excluding rate and exposure changes, in comparison to the expiring premium dollars from policies available to renew.
New business represents premiums from policies written with new customers and additional policies written with existing customers.
Development-related items represents net prior year loss reserve and premium development, and includes the effects of interest accretion and change in allowance for uncollectible reinsurance.
Statutory capital and surplus represents the excess of an insurance company's admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices. Statutory capital and surplus as of the current period is preliminary.
The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.
Reconciliation of GAAP Measures to Non-GAAP Measures
Management utilizes financial measures not in accordance with GAAP to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and gains or losses resulting from pension settlement transactions. Net investment gains or losses are excluded from the calculation of core income (loss) because they are generally driven by economic factors that are not necessarily reflective of our primary operations. The calculation of core income (loss) excludes gains or losses resulting from pension settlement transactions as they result from decisions regarding our defined benefit pension plans which are unrelated to our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2025	2024	2025	2024
Net income	$302	$21	$1,278	$959
Less: Net investment losses	(15)	(31)	(64)	(64)
Less: Pension settlement transaction losses	—	(290)	—	(293)
Core income	$317	$342	$1,342	$1,316
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
	2025	2024	2025	2024
Net income per diluted share	$1.11	$0.07	$4.69	$3.52
Less: Net investment losses	(0.05)	(0.12)	(0.24)	(0.23)
Less: Pension settlement transaction losses	—	(1.06)	—	(1.08)
Core income per diluted share	$1.16	$1.25	$4.93	$4.83

Reconciliation of Net Income (Loss) to Underwriting Gain (Loss) and Underlying Underwriting Gain (Loss)
Underwriting gain (loss) is deemed to be a non-GAAP financial measure and is calculated pretax as net earned premiums less total insurance expenses, which includes insurance claims and policyholders' benefits, amortization of deferred acquisition costs and insurance related administrative expenses. Net income (loss) is the most directly comparable GAAP measure. Management believes some investors may find this measure useful to evaluate the profitability, before tax, derived from our underwriting activities which are managed separately from our investing activities.
Underlying underwriting gain (loss) is also deemed to be a non-GAAP financial measure, and represents pretax underwriting results excluding catastrophe losses and development-related items. Management believes some investors may find this measure useful to evaluate the profitability, before tax, derived from our underwriting activities, excluding the impact of catastrophe losses, which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance.

	Results for the Three Months Ended December 31, 2025
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$128	$236	$70	$434
Net investment losses, after tax	6	9	—	15
Core income	$134	$245	$70	$449
Less:
Net investment income	167	200	42	409
Non-insurance warranty revenue (expense)	9	—	—	9
Other revenue (expense), including interest expense	(15)	(2)	1	(16)
Income tax expense on core income	(36)	(62)	(22)	(120)
Underwriting gain	9	109	49	167
Effect of catastrophe losses	—	35	5	40
Effect of unfavorable (favorable) development-related items	27	(2)	(25)	—
Underlying underwriting gain	$36	$142	$29	$207

	Results for the Three Months Ended December 31, 2024
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$165	$222	$37	$424
Net investment losses (gains), after tax	12	16	(1)	27
Core income	$177	$238	$36	$451
Less:
Net investment income	165	199	36	400
Non-insurance warranty revenue (expense)	19	—	—	19
Other revenue (expense), including interest expense	(13)	(4)	(15)	(32)
Income tax expense on core income	(48)	(63)	(3)	(114)
Underwriting gain	54	106	18	178
Effect of catastrophe losses	—	33	12	45
Effect of favorable development-related items	—	—	(1)	(1)
Underlying underwriting gain	$54	$139	$29	$222

	Results for the Year Ended December 31, 2025
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$615	$788	$205	$1,608
Net investment losses, after tax	22	32	2	56
Core income	$637	$820	$207	$1,664
Less:
Net investment income	650	775	156	1,581
Non-insurance warranty revenue (expense)	51	—	—	51
Other revenue (expense), including interest expense	(55)	(12)	13	(54)
Income tax expense on core income	(173)	(215)	(77)	(465)
Underwriting gain	164	272	115	551
Effect of catastrophe losses	—	217	23	240
Effect of unfavorable (favorable) development-related items	37	52	(25)	64
Underlying underwriting gain	$201	$541	$113	$855

	Results for the Year Ended December 31, 2024
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$663	$658	$153	$1,474
Net investment losses, after tax	31	44	—	75
Core income	$694	$702	$153	$1,549
Less:
Net investment income	626	733	131	1,490
Non-insurance warranty revenue (expense)	62	—	—	62
Other revenue (expense), including interest expense	(53)	(14)	(10)	(77)
Income tax expense on core income	(190)	(188)	(44)	(422)
Underwriting gain	249	171	76	496
Effect of catastrophe losses	—	318	40	358
Effect of favorable development-related items	(8)	—	(6)	(14)
Underlying underwriting gain	$241	$489	$110	$840

Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding AOCI allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	December 31, 2025	December 31, 2024
Book value per share	$42.93	$38.82
Less: Per share impact of AOCI	(4.06)	(7.34)
Book value per share excluding AOCI	$46.99	$46.16
Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2025	2024	2025	2024
Annualized net income	$1,206	$81	$1,278	$959
Average stockholders' equity including AOCI (a)	11,471	10,635	11,067	10,203
Return on equity	10.5%	0.8%	11.5%	9.4%

Annualized core income	$1,267	$1,366	$1,342	$1,316
Average stockholders' equity excluding AOCI (a)	12,626	12,549	12,610	12,534
Core return on equity	10.0%	10.9%	10.6%	10.5%
(a)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at cna.com.
Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties, please refer to CNA’s filings with the Securities and Exchange Commission, available at cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states.
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